Exhibit 99.1

Agenus Reports First Quarter 2014 Financial Results

Agenus to host conference call beginning at 11 a.m. ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--May 8, 2014--Agenus Inc. (NASDAQ:AGEN), an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein vaccines and adjuvants, today announced its financial results and business highlights for the first quarter ended March 31, 2014.

“I am very pleased to report that shortly following the announcement of the 4-Antibody AG acquisition, we selected our first checkpoint modulator antibody candidates to advance into investigational new drug-enabling studies and raised funding to advance our programs to important value inflection points,” said Garo H. Armen, PhD, chairman and CEO of Agenus. “In addition, we consummated our first major corporate collaboration in the checkpoint antibody field with Merck, a leader in immuno-oncology.”

First Quarter and Recent 2014 Highlights

  Completed the acquisition of 4-Antibody AG, a private European-based biopharmaceutical company.
  Entered into a collaboration and license agreement with Merck for the discovery of fully human antibodies against two undisclosed Merck checkpoint targets using the Retrocyte Display® platform. Agenus is eligible to receive approximately $100 million in potential milestone payments as well as worldwide royalties on product sales.
  Identified three check point modulator (CPM) candidates to advance into investigational new drug-enabling development. These include two GITR agonists and a CTLA-4 antagonist which are the result of a research collaboration with Ludwig Cancer Research.
  Completed an underwritten registered public offering resulting in net proceeds of approximately $56 million.
  Announced initiation of a randomized Phase 2 trial with Prophage and Yervoy® (ipilimumab) for the treatment of Stage III and IV metastatic melanoma.
  Announced GlaxoSmithKline’s (GSK) Phase 3 MAGE-A3 cancer immunotherapeutic trial for non-small cell lung cancer (NSCLC) did not show benefit in the overall study population.
  Appointed Robert B. Stein, MD, PhD, to the newly-created position of Chief Scientific Officer (CSO).

First Quarter Results

The company reported a net loss attributable to common stockholders of $409,000, or $0.01 per share, basic and diluted, for the first quarter of 2014, compared with a net loss attributable to common stockholders in the first quarter of 2013 of $8.8 million, or $0.35 per share, basic and diluted. In the first quarter of 2014, the company recorded other non-cash income of $9.9 million related to the impact of the termination of GSK’s Phase 3 MAGE-A3 trial in NSCLC. In the first quarter of 2013, the company’s preferred stock restructuring, which reduced the dividend requirements for its Series A-1 preferred securities, resulted in a non-cash deemed dividend of $2.9 million.

Cash and cash equivalents were $73.5 million as of March 31, 2014.

Checkpoint Antibody Platform

Through the company’s 4-Antibody subsidiary, Agenus has developed a powerful fully-human antibody drug discovery and optimization technology platform which it is utilizing to generate a novel pipeline of antibody therapeutic drug candidates. The Retrocyte Display® platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells.

Saponin Platform: QS-21 Stimulon® Adjuvant

Agenus’ QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants in clinical development. QS-21 Stimulon is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 Stimulon is a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to play an important role in several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 Stimulon include GSK and Janssen Alzheimer Immunotherapy. Agenus is generally entitled to receive milestone payments as QS-21Stimulon-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

Heat Shock Protein Platform( HSP): Prophage Series Cancer Vaccines

Derived from each individual’s tumor, Prophage Series vaccines contain the ‘antigenic fingerprint’ of the patient’s particular cancer and are designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines, based on our HSP platform technology, are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage Series vaccines are currently being studied in both newly diagnosed and recurrent glioblastoma.

Heat Shock Protein Platform (HSP): Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine candidate for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. It is one of the most clinically advanced HSV-2 therapeutic vaccines and is in a Phase 2 study. Initial Phase 2 data were reported during the fourth quarter of 2013 with post-booster viral shedding results, along with immune response data, anticipated in the second quarter of 2014. The vaccine is based on Agenus' HSP platform technology, and contains Agenus’ proprietary QS-21 Stimulon adjuvant.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 647-426-1845. The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on July 8, 2014. The replay number is 416-915-1035, and the access code is 571716. The replay will also be available on the company’s website approximately two hours after the live call.

About Agenus

Agenus is an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein vaccines and adjuvants. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The company’s proprietary discovery engine Retrocyte Display® is used to generate fully human therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein vaccines for cancer and infectious disease are in Phase 2 studies. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen and includes several candidates in Phase 3 trials. Among Agenus and its partners, 22 programs are in clinical development. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding our research and development and clinical trial activities, the publication of data, and the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Yervoy is a registered trademark of Bristol-Myers Squibb. Retrocyte Display and Stimulon are registered trademarks of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2014	2013

Revenue	$721	$1,109

Operating expenses:
Cost of sales	-	273
Research and development	4,473	2,554
General and administrative	5,163	2,891
Non-cash contingent consideration fair value adjustment	909	-

Operating loss	(9,824)	(4,609)

Other income (expense), net	9,466	(1,226)

Net loss	(358)	(5,835)

Dividends on Series A-1 convertible preferred stock	(51)	(3,007)

Net loss attributable to common stockholders	$(409)	$(8,842)

Per common share data, basic and diluted:

Net loss attributable to common stockholders	$(0.01)	$(0.35)
Weighted average number of common shares outstanding, basic and diluted	50,557	25,072

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$73,491	$27,352
Total assets	108,304	34,835
Total stockholders' equity (deficit)	63,285	(4,481)

CONTACT:
Media and Investor:
Agenus
Jonae R. Barnes 781-674-4538 Office | 617-818-2985 Cell
Vice President Investor Relations and Corporate Communications
jonae.barnes@agenusbio.com